EXHIBIT 99.2

SELECT BALANCE SHEET DISCLOSURES
 Fourth Quarter 2008
(Unaudited)

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Unrestricted cash, cash equivalents, and investments at December 31, 2008 were $340.5 million. In addition, we had $86.1 million of restricted cash. We do not hold any cash from our fuel hedge and derivative counterparties for unearned fuel hedges or derivative contracts.

•	As of January 28, 2009, we have approximately $34 million on deposit as collateral for our outstanding derivative contracts.

COMPANY ESTIMATES/FORWARD LOOKING STATEMENTS FOR 2009

•	The following table contains our 2009 projections for capacity growth:

PERIOD	FORECASTED CAPACITY ADDITIONS (REDUCTIONS)
Q1 2009	Down 7%
Q2 2009	Down 5% to 7%
Q3 2009	Down 2% to 4%
Q4 2009	Flat to Up 2%
FY 2009	Down 4%

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We plan to reduce our fleet size from 136 aircraft at the end of 2008 to 134 by the end of 2009. The company has an agreement to sell two aircraft in 2009 and is working towards selling additional aircraft. The following table contains our 2009-2016 aircraft delivery schedule:

PERIOD	BOEING 737-700
2009	4
2010	—
2011	5
2012	9
2013	5
2014	14
2015	8
2016	10

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In January 2009, we entered into new derivative contracts for an additional 22% of our anticipated consumption in 2009. The new contracts are primarily in the form of call options with some collars as well. The average call price is just over $61 a barrel and the average put price is just over $33 a barrel for our collar contracts. The following table depicts the percentage of our expected fuel consumption that is contracted for 2009:

PERIOD	FUEL UNDER CONTRACT
Q1 2009	18%
Q2 2009	28%
Q3 2009	37%
Q4 2009	41%
FY 2009	31%

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Our current outlook on fuel costs is very positive. Based on assumptions for crude and crack of $47 per barrel for crude and $18 per barrel for refinery crack spread on average in the first quarter 2009, we expect our fuel cost per gallon to be between $1.80 and $1.85, all-in inclusive of taxes, transportation, and into-plane fees.

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Our best estimate of passenger unit revenues and total unit revenues for the first quarter 2009 at this time is for a decrease of 2.5% to 5.5% year over year and an increase of 1% to down 2% year over year, respectively.

•	We expect our non-fuel unit costs for the first and second quarters 2009 to increase 8% to 9.5%. We expect non-fuel unit costs for the year to increase 6% to 7%.

•	We expect our non-aircraft related capital expenditures for 2009 to be between $10 million and $15 million.

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We will be implementing FASB Staff Position APB 14-1 in 2009, which will result in a change for how we account for interest expense on our 2003 convertible notes. Because of this change, our interest expense will increase by approximately $8.6 million in 2009, but there will be no impact to our cash interest expense.

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We expect to accrue only minimal amounts of taxes in 2009, unless our pre-tax earnings approach the significant losses we experienced in 2008. We expect to be an AMT taxpayer this year, and at this time, we expect to accrue at a tax rate of 1% to 2%. Our estimated net operating loss carryforwards (“NOLs”), as of December 31, 2008, were in excess of $400 million.